(ZMSI-II LOGO)
ZIEGLER MORTGAGE SECURITIES, INC. II

PROSPECTUS SUPPLEMENT DATED APRIL 8, 1997
        (TO PROSPECTUS DATED MAY 17, 1995)
ZIEGLER MORTGAGE SECURITIES, INC. II
$3,152,000 7.00% MORTGAGE CERTIFICATE-BACKED BONDS
SERIES 83, DUE FEBRUARY 15, 2027

  Interest on the Series 83 Bonds is payable semiannually on the 1st day of each May and November, commencing November 1, 1997, with respect to interest accrued through the last day of the second preceding calendar month. The Series 83 Bonds mature on February 15, 2027, subject to earlier redemption by Ziegler Mortgage Securities, Inc. II (the "Issuer") under certain circumstances. (See "Description of the Bonds - Mandatory Redemption of Bonds" and "Description of the Bonds - Redemption at Option of Issuer" at page 11 of the Prospectus.) The Series 83 Bonds may be redeemed at the option of the holder prior to maturity under certain circumstances to the extent funds are available in the Redemption Fund, subject to certain priorities and limitations. (See "Description of the Bonds - Redemption at Option of Bondholders" at page 11 of the Prospectus.)

  The Series 83 Bonds will be secured by certificates pledged with the Trustee under the Indenture ("Mortgage Certificates") which are intended to provide funds sufficient to service the required payments of principal and interest on the Series 83 Bonds.

  The Series 83 Bonds have been assigned a preliminary rating of "AAA" by Standard & Poor's Corporation. The rating of "AAA" is the highest rating that Standard & Poor's Corporation assigns to debt obligations and is assigned by that rating organization to bonds for which "the capacity to pay interest and repay principal is extremely strong." A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

  There is no public market for the Series 83 Bonds, and there can be no assurance that a secondary market for the Series 83 Bonds will develop or, if it does develop, that it will provide Bondholders with liquidity of investment or that it will continue for the life of the Series 83 Bonds. The underwriter, B.C. Ziegler and Company, has made no determination as to whether, and there is no assurance that, it will participate in or develop a secondary market for the Series 83 Bonds.

  See "Special Considerations" at page 7 of the Prospectus for certain factors to be considered by purchasers of the Series 83 Bonds.

  THE SERIES 83 BONDS REPRESENT OBLIGATIONS SOLELY OF THE ISSUER AND ARE NOT INSURED OR GUARANTEED BY THE UNITED STATES GOVERNMENT OR ANY GOVERNMENTAL AGENCY, BY THE ZIEGLER COMPANIES, INC., THE SHAREHOLDERS OF THE ISSUER, B.C. ZIEGLER AND COMPANY OR BY ANY AFFILIATES THEREOF. THE ISSUER HAS NO SIGNIFICANT ASSETS OTHER THAN THOSE PLEDGED AS SECURITY, RESPECTIVELY, FOR VARIOUS SERIES OF ITS BONDS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             PRICE TO       UNDERWRITING      PROCEEDS TO
                            PUBLIC(1)<F1>   COMMISSION(2)<F2>    ISSUER
                            ----------      ------------      -----------

 Per Bond  .................   100%              3%               97%
 Total  ................... $3,152,000        $94,560         $3,057,440

(1)<F1>Plus accrued interest from April 1, 1997 and a handling charge of $5.00 per transaction.
(2)<F2>Pursuant to the Underwriting Agreement between the Issuer and the Underwriter with respect to the Series 83 Bonds, and subject to the terms and conditions contained therein, B.C. Ziegler and Company has agreed to purchase the Series 83 Bonds from the Issuer at a purchase price equal to 97% of the principal amount thereof. The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting" in this Prospectus Supplement.

  The Series 83 Bonds are offered by the Underwriter as stated herein, subject to receipt and acceptance by the Underwriter and subject to the right to reject any order in whole or in part. It is expected that delivery of the Series 83 Bonds will be made on or about April 24, 1997.

  (B.C. ZIEGLER AND COMPANY LOGO)

  This Prospectus Supplement does not contain complete information regarding the offering of the Series 83 Bonds and should be used only in conjunction with the annexed Prospectus.

  No person has been authorized to give any information or to make any representations concerning this offering not contained in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Series 83 Bonds offered hereby, nor an offer of the Series 83 Bonds in any state or jurisdiction in which, or to any person to whom, such offer would be unlawful. The delivery of this Prospectus Supplement or the Prospectus at any time does not imply that information herein or therein is correct as of any time subsequent to its date; however, if any material change occurs while this Prospectus Supplement or the Prospectus is required by law to be delivered, this Prospectus Supplement or the Prospectus will be amended or supplemented accordingly.


                               TABLE OF CONTENTS
                                                                  Page
                                                                  ----

       Summary of Certain Terms of the Series 83 Bonds ..........   3
       Description of Security Package ..........................   4
       Payment and Redemption of the Series 83 Bonds ............   4
       Use of Proceeds ..........................................   4
       Pro Forma Financial Information ..........................   5
       Reinvestment of Interest and Principal Payments  .........   5
       Recent Developments ......................................   5


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES OF BONDS OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                SUMMARY OF CERTAIN TERMS OF THE SERIES 83 BONDS

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the Prospectus attached hereto, to the Indenture dated as of January 1, 1986, as supplemented by the Series 83 Supplemental Indenture dated as of April 1, 1997, between the Issuer and the Trustee, copies of which have been, or will be, filed with the Securities and Exchange Commission.

Securities Offered  $3,152,000 aggregate principal amount of 7.00% Mortgage
                Certificate-Backed Bonds, Series 83, Due February 15, 2027 (the "Series 83 Bonds"). The Series 83 Bonds will be fully registered and will be issued in denominations of $1,000 or multiples thereof.

Interest Payments.. 7.00% per annum, payable semiannually on the 1st day of each
                May and November, commencing November 1, 1997, with respect to interest accrued through the last day of the second preceding calendar month, to holders of record on the last day of the second preceding month.

Redemption Dates   At option of Series 83 Bondholders to the extent funds are available in the Redemption Fund - Monthly commencing June 1, 1997.
                At option of Issuer:
                In whole: On or after May 1, 2000, or at any time that the aggregate principal amount of the Series 83 Bonds is less than 10% of the aggregate principal amount of the Series 83 Bonds originally issued.
                Mandatory By Issuer - Monthly commencing May 1, 1998 or such time as the aggregate amount on deposit in the Redemption Fund for the Series 83 Bonds is $100,000 or more.

Collateral      A.  GNMA and/or FNMA Certificates (the "Mortgage
                  Certificates"). Mortgage Certificates will be pledged to the Trustee in an aggregate principal amount such that together with the aggregate amount of interest payable with respect thereto, the reinvestment income on amounts deposited in the Principal and Interest Account (described in Subparagraph B), at an annual rate of 2.5%, and the Interest Reserve Fund, will be sufficient to yield at least the aggregate interest on the Series 83 Bonds from time to time outstanding and to pay at least the aggregate principal amount of the Series 83 Bonds by maturity. The GNMA Certificates are guaranteed as to full and timely payment of principal and interest by the Government National Mortgage Association, which guaranty is backed by the full faith and credit of the United States. The FNMA Certificates are guaranteed as to full and timely payment of principal and interest by the Federal National Mortgage Association. However, such guaranty is not backed by the full faith and credit of the United States. The Mortgage Certificates will be registered in the name of the Trustee as collateral only for the Series 83 Bonds. No Interim Mortgage Certificates will be pledged to the Trustee.

                  B. Principal and Interest Account. All distributions on the Mortgage Certificates will be remitted directly to an account (the "Principal and Interest Account") to be established with the Trustee and, together with reinvestment earnings thereon, will be available for application to the payment of the principal of, and interest on, the Bonds on the next succeeding Semiannual Payment Date or Redemption Date. Any Funds remaining in the Principal and Interest Account on the Semiannual Payment Date, and not required for redemption of Bonds or the payment of interest, will be subject to withdrawal by the Issuer, provided that with respect to a Semiannual Payment Date next following March 15, in each year, the Issuer satisfies the Trustee that no income taxes are then due and owing by the Issuer.

                  C. Interest reserve fund. An amount of cash and/or letters of credit equal to (i) the interest accruable on the series 83 bonds for a thirty day period to be paid with respect to redemptions and (ii) the interest accruable on $100,000 of principal amount of the series 83 bonds for a twelve month period less $2,500.

                        DESCRIPTION OF SECURITY PACKAGE

  The Security Package securing Series 83 Bonds consists of Mortgage Certificates pledged to the Trustee pursuant to one or more assignments. Such Mortgage Certificates will consist of GNMA Certificates, all of which will be issued by qualified GNMA issuers, unaffiliated with the Issuer, and/or FNMA Certificates, all of which will be backed by pools of mortgage loans sold and serviced by qualified FNMA seller-servicers unaffiliated with the Issuer. The aggregate principal amount of such Mortgage Certificates will be equal to or greater than the aggregate principal amount of the Series 83 Bonds less $100,000 and the weighted average annual interest on such Mortgage Certificates will be at least equal to 7.00%. Cash will be deposited to secure the Interest Reserve Fund for the Series 83 Bonds, in the aggregate amount of $22,890.

                 PAYMENT AND REDEMPTION OF THE SERIES 83 BONDS

  The Series 83 Bonds will bear annual interest at 7.00% per annum from April
1, 1997. Interest will be payable semiannually on the 1st day of each May and November, commencing November 1, 1997, with respect to interest accrued through the six-month period ending on the last day of the second preceding month. (See "Description of the Bonds - Payments of Interest" in the Prospectus at page 10.)

  Holders of Series 83 Bonds have the right to request the redemption of their Bonds prior to maturity. (See "Description of the Bonds - Redemption at Option of Bondholders" in the Prospectus at page 11.) The Issuer will redeem Series 83 Bonds with respect to which holders have requested redemption on each Redemption Date commencing June 1, 1997, to the extent funds are available therefor in the Series 83 Bond Redemption Fund. (See "Description of the Bonds - Redemption at Option of Bondholders" in the Prospectus at page 11.)

  Commencing May 1, 1998, or commencing at such time as the amount on deposit in the Redemption Fund for the Series 83 Bonds reaches $100,000, whichever first occurs, Series 83 Bonds will be redeemed by the Issuer on each Redemption Date to the extent of funds available in the Series 83 Bond Redemption Fund, after giving effect to redemptions at the option of Series 83 Bondholders to be made on such Redemption Dates. (See "Description of the Bonds - Mandatory Redemption of Bonds" in the Prospectus at page 11.) The Redemption Fund shall, as of the date of issuance, consist of the amount by which the aggregate principal amount of the Series 83 Bonds exceeds the aggregate principal amount of the Mortgage Certificates securing the Series 83 Bonds.

  The Issuer may redeem all, but not less than all, of the Series 83 Bonds on or after May 1, 2000 or at any time that the aggregate principal amount of the Series 83 Bonds outstanding is less than $315,200. (See "Description of the Bonds - Redemption at the Option of Issuer" in the Prospectus at page 12.)

                                USE OF PROCEEDS

  The net proceeds from the sale of the Series 83 Bonds will be used by the Issuer to purchase the Mortgage Certificates comprising the Security Package for the Series 83 Bonds. Mortgage Certificates will be pledged and delivered to the Trustee, as security for the Series 83 Bonds, simultaneously with the delivery of the Series 83 Bonds. Net proceeds is determined by subtracting the Issuer's expenses of issuance from the gross proceeds from the sale of the Series 83 Bonds, calculated as follows:

       Gross Proceeds from the Sale of Series 83 Bonds  ....$3,152,000
                                                            ----------
       Less Estimated Expenses of Issuance  ...................$94,560
                                                            ----------
       Estimated Net Proceeds ..............................$3,057,440
                                                            ==========

                        PRO FORMA FINANCIAL INFORMATION

  The following is certain unaudited condensed financial information of the Issuer as of February 28, 1997 and as adjusted to give effect to the issuance of the Series 83 Bonds, and the related acquisition of collateral, on a pro forma basis.

                                                      ACTUAL        PRO FORMA
                                                ------------      -----------
ASSETS
Assets held by Trustee                            $3,371,466       $3,394,356
Mortgage Certificates pledged as collateral
  for prior series of bonds
  (net of discount)                               97,819,342       97,819,342
Mortgage Certificates pledged as
  collateral for Series 83 Bonds
  (net of discount)                                       --        3,057,440
Bond issue costs                                   2,732,493        2,827,053

LIABILITIES
  Bonds payable (prior series)                   100,708,000      100,708,000
  Bonds payable (Series 83)                               --        3,152,000
  Due affiliates                                      68,409           68,409

SHAREHOLDER'S EQUITY
  Common stock, $1 par value; 57,000
   shares authorized; 20,000 shares
   issued and outstanding                            $20,000          $20,000
  Preferred stock, $.10 par value; 200,000 shares
  authorized; 15,000 shares issued and outstanding     1,500            1,500
  Additional paid-in capital                       1,498,500        1,498,500
  Retained earnings                                       --               --
                                                ------------      -----------


        Total shareholder's equity                $1,520,000       $1,520,000
                                                ============      ===========

                REINVESTMENT OF INTEREST AND PRINCIPAL PAYMENTS

  Bondholders meeting certain requirements may elect to have interest and/or principal payments from the Issuer automatically invested in shares of any of the portfolios of Principal Preservation Portfolios, Inc. (the "Fund"), a mutual fund sponsored by the Underwriter. For Bondholders electing this option, the Trustee will transfer payments from the Issuer on the payment date to the Fund for the purchase of shares in the Fund at the then current net asset value, without sales charge. For further information concerning this option, and a Fund Prospectus, which should be read carefully prior to making any decision whether to elect this option, contact your Ziegler sales representative or the Underwriter at 215 North Main Street, West Bend, WI 53095; telephone 414/334-5521.

                              RECENT DEVELOPMENTS

  Effective March 31, 1997, Eugene H. Rudnicki retired as President of the Issuer and Senior Vice President of the Underwriter.

  It is anticipated that David A. Schlosser will replace Mr. Rudnicki as President and as a Director of the Issuer on April 21, 1997. Mr. Schlosser, age 41, recently succeeded Mr. Rudnicki as Senior Vice President of the Underwriter. From May 1986 until April 1, 1997, Mr. Schlosser served as Vice President of the Underwriter.

PROSPECTUS
(ZMSI-II LOGO)
ZIEGLER MORTGAGE SECURITIES, INC. II
                                    MORTGAGE CERTIFICATE-BACKED BONDS
                                            (ISSUABLE IN SERIES)
                                    ZIEGLER MORTGAGE SECURITIES, INC. II

  The Bonds in an aggregate principal amount up to $400,000,000 have been or will be issued from time to time in series by Ziegler Mortgage Securities, Inc. II, a Wisconsin corporation (the "Issuer"), of which Bonds in the aggregate principal amount of $341,005,000 have been offered or issued prior to the date hereof. The Issuer intends to offer an additional $58,995,000 in aggregate principal amount of Bonds, in one or more series, pursuant to this Prospectus. Each series of Bonds will be at all times secured by an assignment by the Issuer of its interests in one or more separate security packages consisting of GNMA Certificates (the "GNMA Certificates") guaranteed by the Government National Mortgage Association ("GNMA") and/or Guaranteed Mortgage Pass-Through Certificates (the "FNMA Certificates") issued by the Federal National Mortgage Association ("FNMA") (collectively the "Mortgage Certificates''). The full and timely payment of the principal of and interest on the GNMA Certificates is guaranteed by GNMA, which guaranty is backed by the full faith and credit of the United States. FNMA guarantees the payment of principal and interest on the FNMA Certificates issued by it as set forth herein. (See "The Security Package.") Various series may bear interest at different rates and have different payment dates.

  Certain of the Bonds will be redeemed prior to maturity and the Issuer may redeem all of the Bonds of any series on or after the third anniversary of the original issuance thereof or on or after any time that the outstanding principal amount of Bonds of such series is less than 10% of the principal amount of Bonds of such series originally issued. (See "Description of the Bonds - Redemption at Option of Bondholders," "Description of the Bonds - Mandatory Redemption of Bonds" and "Description of the Bonds - Redemption at Option of Issuer.")

  No sales of Bonds may be consummated without delivery of a Prospectus Supplement describing the specific terms of such Bonds and the method of offering thereof. Offers and sales of the Bonds of each series will be made as described in the Prospectus Supplement for such series.

  Standard & Poor's Corporation has assigned a preliminary rating of "AAA" to the Bonds. The rating of "AAA" is the highest rating that Standard & Poor's Corporation assigns to debt obligations, and is assigned by that rating organization to bonds for which the "capacity to pay interest and repay principal is extremely strong." A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

  ALTHOUGH THE PAYMENT OF THE PRINCIPAL OF, AND INTEREST ON, THE MORTGAGE CERTIFICATES SECURING EACH SERIES OF BONDS IS GUARANTEED BY GNMA OR FNMA, AS THE CASE MAY BE, THE BONDS THEMSELVES REPRESENT AN OBLIGATION SOLELY OF THE ISSUER, AND ARE NOT INSURED OR GUARANTEED BY GNMA OR FNMA OR ANY OTHER GOVERNMENTAL AGENCY, B.C. ZIEGLER AND COMPANY, THE ZIEGLER COMPANIES, INC., OR THE SHAREHOLDERS OF THE ISSUER. THE ISSUER HAS NO SIGNIFICANT ASSETS OTHER THAN THOSE PLEDGED AS SECURITY FOR THE BONDS. (SEE "SPECIAL CONSIDERATIONS.")

  THERE IS CURRENTLY NO MARKET FOR THE BONDS AND THERE CAN BE NO ASSURANCE THAT A MARKET WILL DEVELOP. THE UNDERWRITER, B.C. ZIEGLER AND COMPANY HAS MADE NO DETERMINATION WHETHER, AND THERE IS NO ASSURANCE THAT, IT WILL PARTICIPATE IN OR DEVELOP A SECONDARY MARKET FOR THE BONDS.

  SEE "SPECIAL CONSIDERATIONS" HEREIN FOR INFORMATION AS TO FACTORS OF IMPORTANCE TO INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Retain this Prospectus for future reference. This Prospectus may not be used to consummate sales of Bonds unless accompanied by a Prospectus Supplement.

(B.C. Ziegler Logo)

                   The date of this Prospectus is May 17, 1995.

      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the Bonds offered hereby nor an offer of the Bonds to any person in any state or jurisdiction in which, or to any person to whom, such offer would be unlawful. The delivery of this Prospectus or any Prospectus Supplement at any time does not imply that information herein or therein is correct as of any time subsequent to its date; however, if any material change occurs while this Prospectus or any Prospectus Supplement is required by law to be delivered, this Prospectus or the Prospectus Supplement will be amended or supplemented accordingly.

                               TABLE OF CONTENTS

                                                   Page
                                                   ----

AVAILABLE INFORMATION                                 2
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE                                        3
PROSPECTUS SUMMARY                                    4
SPECIAL CONSIDERATIONS                                7
  Delay of Interest                                   7
  Limited Liquidity                                   7
  Limited Assets                                      7
  No Guaranties                                       7
  Sale of Collateral Upon Default; Interest
  Rate Fluctuations                                   7
  Duration of Investment                              7
  Compensation of Underwriter and Issuer              8
  FNMA Guaranty                                       8
ZIEGLER MORTGAGE SECURITIES, INC. II --
  THE ISSUER                                          8
USE OF PROCEEDS                                       9
DESCRIPTION OF THE BONDS                              9
  General                                             9
  Bond Rating                                        10
  Payments of Interest                               10
  Redemption Fund                                    10
  Redemption Price for Bonds                         10
  Redemption at Option of Bondholders                11
  Procedure for Presentation                         11
  Mandatory Redemption of Bonds                      11
  Redemption at Option of Issuer                     12
  No Listing of Bonds                                12
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES                                       12
THE SECURITY PACKAGE                                 12
  General                                            12
  GNMA Certificates                                  12
  GNMA                                               13
  FNMA Certificates                                  14
  FNMA                                               14
  Valuation of Mortgage Certificates                 15
  The Underlying Mortgage Loans; Prepayment
  Considerations                                     15
THE INDENTURE                                        16
  Events of Default                                  16
  Statement as to Compliance                         17
  Modification of Indenture                          17
  Satisfaction and Discharge of the Indenture        17
  The Trustee                                        17
MANAGEMENT                                           18
  Directors and Executive Officers                   18
  The Manager                                        18
  The Management Agreement                           18
  Management Fee                                     18
  Expenses                                           19
  Limits of Manager's Responsibility                 19
PLAN OF DISTRIBUTION                                 19
ZCI                                                  20
EXPERTS                                              20
REINVESTMENT OF INTEREST AND
  PRINCIPAL PAYMENTS                                 20
ADDITIONAL INFORMATION                               20


                             AVAILABLE INFORMATION

  The Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

  The Issuer has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Bonds offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety be such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Issuer with the Commission pursuant to the Exchange Act are incorporated herein by reference:

  1. The Issuer's Annual Report on Form 10-K for the year ended December 31,
    1994.
  2. The Issuer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

  All documents filed by the Issuer pursuant to the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Bonds offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein be reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Issuer will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated herein be reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Zeigler Mortgage Securities, Inc. II, 215 N. Main Street, West Bend, Wisconsin 53095, Attention: Lynn R. Van Horn, Treasurer (telephone (414) 334-
5521).

                               PROSPECTUS SUMMARY

  The following is a summary of certain material contained in this Prospectus. The summary is intended merely to highlight certain information, and there is information in this Prospectus that is not included in the summary. Prospective investors are therefore urged to review the entire Prospectus carefully.

Security Offered         $58,995,000 principal amount of Mortgage Certificate-
                         Backed Bonds issuable in series. (See "Description of the Bonds.")

Standard & Poor's Rating A preliminary rating of "AAA" subject to confirmation of such rating with respect to each series of Bonds issued. (See "Bond Rating.")

Issuer Ziegler Mortgage Securities, Inc. II (the "Issuer") is owned jointly by The Ziegler Companies, Inc. ("ZCI"), West Bend, Wisconsin and James G. Pouros, a resident of West Bend, Wisconsin. B.C. Ziegler and Company which will act as the underwriter for the Bonds and the Manager of the Issuer is a wholly-owned subsidiary of ZCI. The Issuer does not have, nor is it expected in the future to have, any significant assets other than the assets pledged as security for specific series of securities issued by it.

Interest Payments        Interest on the Bonds will be payable on such dates as
                         shall be specified in the Prospectus Supplement for each series. (See "Description of the Bonds - Payments of Interest.")

Redemption Fund          The Redemption Fund for each series of Bonds will
                         consist of all payments on the underlying Mortgage
                         Certificates, including principal prepayments on such Mortgage Certificates resulting from principal prepayments with respect to, and proceeds on liquidation of, the underlying mortgage loans, remaining after deducting amounts paid or payable in respect of interest on such Mortgage Certificates and redemptions on the Bonds of such series or representing a repayment of principal to the extent that the aggregate principal amount of such Mortgage
                         Certificates exceeds the aggregate principal amount of the Bonds of the series. A portion of the funds deposited in the Redemption Fund for a series may be allocated to redemptions at the option of Bondholders, including redemptions on behalf of deceased
                         Bondholders. Remaining funds available in the Redemption Fund (net of such funds allocated to redemptions at the option of Bondholders) will be allocated to mandatory redemption of such series. (See
                         "Description of the Bonds - Mandatory Redemption of
                         Bonds.")

Bondholders' Option
to Redeem                Monthly redemptions of Bonds of each series presented
                         by the holders for redemption prior to maturity will be made commencing in the third month following the original issuance of such series to the extent that funds are available in the Redemption Fund for that series in the order of receipt of such Bonds by the Trustee, subject to the following: (i) Bonds presented on behalf of deceased holders will be redeemed by the Issuer prior to redemption of Bonds of other holders up to an aggregate limitation of $10,000; (ii) thereafter, Bonds presented by holders other than deceased holders will be redeemed up to an aggregate limitation of $10,000; (iii) thereafter, Bonds presented on behalf of deceased holders in excess of the $10,000 limitation will be redeemed; and (iv) thereafter, Bonds presented by holders other than deceased holders in excess of the $10,000 limitation will be redeemed.

                         There is no assurance that the Redemption Fund will be sufficient to redeem all Bonds presented for redemption and a holder of Bonds may not be able to have his Bonds redeemed prior to maturity. (See "Description of the Bonds - Redemption at Option of Bondholders.")

Mandatory Redemption
of Bonds Commencing in the twelfth month following the original issuance of a series of Bonds or commencing at such time as the aggregate balance in the Redemption Fund for such series of Bonds reaches $100,000, whichever first occurs, redemptions of Bonds of such series will be made monthly to the extent of certain funds available in the Redemption Fund for such series following redemptions of Bonds of such series at the option of the holders thereof. (See "Description of Bonds - Mandatory Redemption of Bonds.")

Issuer's Option
to Redeem                The Bonds of any series may be redeemed in whole by
                         the Issuer, if at any time the aggregate principal amount of the outstanding Bonds of a series is less than 10% of the aggregate principal amount of the Bonds of such series originally issued. The Bonds of any series may also be redeemed in whole by the Issuer, without premium, after the third anniversary of the original issuance thereof. (See "Description of the Bonds - Redemption at Option of Issuer.")

Special Considerations   The Issuer has no significant assets other than the
                         Security Packages and, in the event of a default, it is unlikely that the Issuer will have assets other than the Security Packages available to satisfy
                         Bondholder claims. (See "Special Considerations.") The
                         Security Package for each series of Bonds will serve as collateral only for that series of Bonds.

Security Package         There will be a separate Security Package securing
                         each series of Bonds, consisting of:

                           (a) Assignment to the Trustee of Mortgage
                         Certificates in an aggregate principal amount equal to or greater than the aggregate principal amount of the Bonds of such series less $100,000, and the aggregate amount of interest payable with respect thereto, the investment income on such interest, and the amount held by the Trustee in an interest reserve fund shall be equal to or greater than the aggregate amount of interest payable on the Bonds of such series. (See "The Security Package - General" and "The Security Package - Valuation of Mortgage Certificates.") The Mortgage Certificates consist of (i) GNMA Certificates (the "GNMA Certificates'') guaranteed by the Government National Mortgage Association ("GNMA"), (ii) Guaranteed Mortgage Pass-Through Certificates (the "FNMA Certificates") issued by the Federal National Mortgage Association ("FNMA"), or (iii) a combination of the GNMA Certificates and FNMA Certificates, together with payments thereon, which will be pledged to the Trustee under the Indenture. Each GNMA Certificate will evidence an undivided interest in a pool of mortgage loans secured by single-family and multifamily residences. Such mortgage loans either will be insured by the Federal Housing Administration ("FHA Loans") or partially guaranteed by the U.S. Veterans Administration ("VA Loans"). The full and timely payment of principal of and interest on the GNMA Certificates is guaranteed by GNMA, a wholly-owned corporate instrumentality of the United States, which guaranty is backed by the full faith and credit of the United States. Each FNMA Certificate will represent an undivided interest in a pool of mortgage loans formed by FNMA. Each such pool will consist of either fixed rate level installment conventional mortgage loans or fixed rate level installment mortgage loans that are insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Veterans Administration ("VA"). FNMA guarantees that it will distribute to the holder of each FNMA Certificate amounts representing scheduled principal and interest (adjusted to the applicable pass-through rate) on the underlying mortgage loans, whether or not received, and the full principal amount of any foreclosed or otherwise finally liquidated underlying mortgage loan, whether or not such principal amount is actually recovered. See "The Security Package." All payments on such Mortgage Certificates will be made to the Trustee and will be applied to the payment of interest on, to redemptions of, and to principal payments at maturity of, the Bonds with any excess amounts being distributed periodically to the Issuer.

                           (b) The Interest Reserve Fund for such series of
                         Bonds, consisting of an amount in cash or secured by a letter of credit equal to (i) 811/43% of an amount equal to a percentage of the outstanding principal amount of the Bonds of such series, which percentage is equal to the stated annual interest rate on such series of Bonds plus (ii) a percentage of $100,000 equal to the stated annual interest rate on such series of Bonds less 2-1/2%.

                           (c) The Redemption Fund for such series of Bonds.

Trustee                  M&I First National Bank, West Bend, Wisconsin (the
                         "Trustee").

  The foregoing summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus, and by reference to detailed information with respect to each series of Bonds contained in the Supplement to this Prospectus to be prepared in connection with each such series.

           SPECIAL CONSIDERATIONS

  Investors should consider, among other things, the following factors in connection with the purchase of the Bonds.

DELAY OF INTEREST

  Interest on each Bond, other than interest paid upon maturity or redemption, will be paid semiannually, but such interest accrued on each Bond during each six-month period covered by an interest payment will not be payable until the first day of the second month following the end of such period. Interest on principal outstanding at maturity will be paid through the last day prior to maturity.

LIMITED LIQUIDITY

  There is currently no market for the Bonds and there can be no assurance that a secondary market will develop or, if it does develop, that it will provide Bondholders with liquidity of investment or will continue for the life of the Bonds of such series. B.C. Ziegler and Company, as underwriter, has made no determination as to whether, and there is no assurance that, it will participate in or develop a secondary market for the Bonds. The Issuer does not intend to apply for the listing of Bonds of any series on any exchange or on the NASDAQ National Market. The market value of the Bonds will fluctuate with changes in prevailing rates of interest. Consequently, sale of Bonds by a Bondholder in any market which may develop may be at a discount from their face amount or purchase price. The Bonds of each series, however, under certain circumstances are subject to redemption at the option of Bondholders and to mandatory redemption. (See "Description of the Bonds - Redemption at Option of Bondholders" and "Description of the Bonds - Mandatory Redemption of Bonds.")

LIMITED ASSETS

  The Issuer does not have, nor is it expected in the future to have, any significant assets other than the Security Packages and, in the event of a default, it is unlikely that assets other than the Security Packages will be available to satisfy Bondholder claims. The Security Package securing a series of Bonds will be held by the Trustee as security only for the Bonds of such series.

NO GUARANTIES

  Although payment or collection of principal of, and interest on, any Mortgage Certificates pledged to secure each series of Bonds is guaranteed by GNMA or FNMA, as the case may be, the Bonds represent obligations solely of the Issuer and are not guaranteed by GNMA or FNMA, The Ziegler Companies, Inc., B.C. Ziegler and Company, Mr. Pouros, or any other affiliate of the Issuer or any other person or entity.

SALE OF COLLATERAL UPON DEFAULT; INTEREST RATE FLUCTUATIONS

  In the event that the Security Package for a series of Bonds is liquidated by the Trustee upon an Event of Default (See "The Indenture - Events of Default"), there is no assurance that the interest rates on the Mortgage Certificates securing a series of Bonds or the securities in which the related Redemption Fund may be invested will be equal to the market interest rates for such certificates or securities at the time of liquidation. Consequently, the Mortgage Certificates or such securities could be liquidated at a discount from par value, in which case the proceeds of liquidation of such Mortgage Certificates and securities may be less than the outstanding principal balance of the Bonds of that series plus accrued interest. In such event, the Issuer will be unable to pay in full the principal and interest on the Bonds of that series out of the proceeds of the Security Package and the Issuer is likely to have no other assets from which Bondholders could seek payment of their Bonds. However, without the consent of the holders of all of the outstanding Bonds of a series, the Trustee is prohibited from liquidating the Security Package for that series unless the proceeds on liquidation would be sufficient to pay the principal amount of and accrued interest on the outstanding Bonds of that series. (Indenture, Section 6.04)

DURATION OF INVESTMENT

  Principal on the Mortgage Certificates securing Bonds of any series may be paid at any time because of, among other things, principal prepayments with respect to, and proceeds on liquidation of the underlying mortgage loans backing the Mortgage Certificates, as well as regular installments of principal. Any principal so paid ceases to bear interest at the end of the month in which payment is made. Such principal, to the extent not otherwise distributable to the Issuer will be used to redeem Bonds of such series. (See "Description of the Bonds - Mandatory Redemption of Bonds" and "Description of the Bonds - Redemption at Option of Bondholders.") Prepayments on the underlying mortgage loans will be influenced by a number of economic, geographic, social and other factors, none of which is predictable. These factors include housing needs arising from rates of population growth and family formations, unemployment, job transfers, divorce rates, fluctuating interest rates, inflation rates and general economic conditions.

  No assurance can be given as to the rate of prepayments of the mortgage loans underlying the Mortgage Certificates pledged as security for each series of Bonds, and therefore no assurance can be given as to the amount and timing of redemptions of Bonds of any Series or the time that any particular Bond will remain outstanding.

  The Bonds of a series are subject to redemption in whole at the option of the Issuer on any Redemption Date after the third anniversary of the original issuance of such Bonds. In electing to make such a redemption the Issuer may take into account, among other factors, the extent to which the interest rates on such Mortgage Certificates may be higher than prevailing market rates and whether the Issuer could sell the Mortgage Certificates at a premium. The Issuer makes no representation and there can be no assurance as to whether the Bonds of a series will be redeemed under such circumstances.

COMPENSATION OF UNDERWRITER AND ISSUER

  B.C. Ziegler and Company (the "Underwriter") is a wholly-owned subsidiary of The Ziegler Companies, Inc. ("ZCI") which also owns 50% of the issued and outstanding common stock of the Issuer. The Prospectus Supplement will set forth the proceeds to the Issuer, the price to the public and the underwriting discount with respect to each offering of a Series of Bonds. The Underwriter also serves as Manager of the Issuer, for which it will receive a semiannual management fee on each semiannual Payment Date equal to .375% of the aggregate outstanding principal amount of the Bonds. The Issuer will be compensated, in part, by the use of funds received as payments on the Mortgage Certificates which make up the Security Package, since interest on the Mortgage Certificates will be received monthly, but interest on the Bonds will be paid semiannually on the 1st day of the second calendar month following the end of each six-month period covered by such interest payment.

FNMA GUARANTY

  The full and timely payment of principal and interest on the FNMA
Certificates will be guaranteed by FNMA. This guaranty will be backed by the credit of FNMA, a federally chartered, privately owned corporation. The full faith and credit of the United States, will not, however, guarantee any payments on the FNMA Certificates. Although the Secretary of the Treasury of the United States has discretionary authority to lend FNMA up to $2.25 billion outstanding at any time, neither the United States nor any agency thereof is obligated to finance FNMA's operations or to assist FNMA in any other manner.

  According to its most recent Annual Report Fannie Mae earned net income of $2.132 billion in 1994, $1.873 billion in 1993 and $1.623 billion in 1992.

  The Issuer did not participate in the preparation of the Annual Report and accordingly makes no representations as to the accuracy or completeness of the information contained therein. A copy of the FNMA Annual Report may be obtained by sending a written request to Director of Investor Relations, 3900 Wisconsin Avenue, N.W., Washington, D.C. 20016 (202-752-7115).

               ZIEGLER MORTGAGE SECURITIES, INC. II - THE ISSUER

  The Issuer was incorporated in the state of Wisconsin on November 12, 1985 as a limited purpose finance company. The Issuer is currently owned by ZCI, and Mr. James G. Pouros. The Issuer was organized to facilitate the financing of mortgage loans and does not intend to engage in any business activities other than those described in this Prospectus. Organizational expenses of the Issuer were paid by the Underwriter. The Issuer's principal office is located at 215 North Main Street, West Bend, Wisconsin 53095. Its telephone number is (414) 334-5521.

  Of the 20,000 issued and outstanding shares of common stock of the Issuer, 10,000 shares are owned by ZCI and 10,000 shares are owned by Mr. Pouros. ZCI is also the parent of the Underwriter which is acting as underwriter for the Bonds and Manager of the Issuer. ZCI and Mr. Pouros have represented that neither of them intends to cause the Issuer to file a voluntary petition in bankruptcy until at least 91 days after payment in full of all Bonds. During 1988, the Issuer issued 24,000 shares of its nonvoting, redeemable preferred stock to B.C. Ziegler and Company in connection with the cancellation of $2.4 million owed to B.C. Ziegler and Company. This preferred stock pays a non-cumulative dividend of $9.00 per share, annually, contingent upon approval of Issuer's Board of Directors. No dividends were declared or paid in 1991, 1992 or 1993. The Issuer may redeem any or all of the preferred stock at any time, at a redemption price of $100 per share. In 1992 and 1994, the Issuer redeemed 4,000 share as preferred stock for $400,000 and 5,000 shares of preferred stock for $500,000, respectively. Additional shares of preferred stock may be issued from time to time in consideration for the cancellation of additional amounts which may be owed to the Underwriter.

  The Issuer was organized to facilitate the financing of long-term residential mortgage loans secured by single-family and multifamily residential properties and is not permitted and does not intend to engage in any business or investment activities other than those described in its Articles of Incorporation. Article 3 of the Issuer's Articles of Incorporation provides that the purposes for which the Issuer is formed are (i) to issue bonds secured by promissory notes secured by first liens on real estate, "fully modified pass-through" mortgage backed certificates guaranteed as to timely payment of principal and interest by GNMA, Guaranteed Mortgage Pass-Through Certificates issued by FNMA and to the extent any such mortgage collateral represents an interest in or is secured by mortgage loans, such mortgage loans, (ii) to acquire, own, hold, transfer, convey, assign, pledge, mortgage, finance, refinance and otherwise deal with such mortgage collateral, (iii) to make a loan of the proceeds of the sale of bonds for use in connection with the funding or acquisition of such mortgage collateral, and (iv) to engage in any activities incidental and necessary for such purposes. Except as described in this Prospectus or a Prospectus Supplement relating to a particular series of Bonds, the Issuer does not intend to engage in any transactions with its directors, officers or principal shareholders, to issue senior securities, to borrow money except for the issuance of series of Bonds, to make loans, to invest in the securities of other issuers for the purpose of exercising control, to underwrite securities of other issuers, to engage in the purchase and sale of investments, to offer securities in exchange for property, to repurchase its own securities or to make annual reports or other reports to Bondholders.

                                USE OF PROCEEDS

  The net proceeds of the sale of each series of Bonds will be used by the Issuer to pay the expenses of the issuance of such series and to purchase Mortgage Certificates to secure such series or to repay indebtedness incurred in connection with such purchases. Such Mortgage Certificates will be assigned and delivered to the Trustee, on behalf of the holders of such series of Bonds. The price which the Issuer pays for such Mortgage Certificates (excluding accrued interest) securing any series will not exceed the aggregate price (excluding accrued interest) to the public of the series of Bonds.

                            DESCRIPTION OF THE BONDS

GENERAL

  The Bonds offered hereby will be issued in an aggregate principal amount up to $58,995,000, and will be issued pursuant to an Indenture dated as of January 1, 1986 (the "Indenture"), between the Issuer and the Trustee, as supplemented by one or more supplemental indentures. Copies of the Indenture and each supplemental indenture thereto have been, or will be, filed as exhibits to the registration statement of which this Prospectus forms a part, or as exhibits to the Issuer's filings under the Securities Exchange Act of 1934 (the "Exchange Act"). Bonds in the aggregate principal amount of $341,005,000 have been offered or issued prior to the date hereof in various series pursuant to the Indenture and various supplemental indentures. The following summaries describe certain provisions common to each series of Bonds. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture and the supplemental indenture thereto for each particular series and the Prospectus Supplement to be prepared with respect to each such series.

  The Bonds are issuable in series and are unlimited in aggregate principal amount. Various series may bear interest at different rates and have different interest payment dates. (See "Mandatory Redemption of Bonds" and "Redemption at Option of Bondholders.") The Bonds will be issued in fully registered form only in initial denominations of $1,000 or multiples thereof. (Indenture, Sections
3.01 and 3.02) The Bonds of each series will be secured by a separate security package (the "Security Package"), which, during the period they secure such series of Bonds, will not serve as security for any other series of Bonds. (See "The Security Package.")

  Payments of interest on, and monthly redemptions of the Bonds may be made at the corporate trust office of the Trustee. However, the Issuer intends to make payments of interest and redemptions of the Bonds by checks mailed to Bondholders. (Indenture, Sections 3.07, 11.02, 12.01 and 12.02)

  The Bonds may be transferred or exchanged at the corporate trust office of the Trustee without the payment of any service charge, other than any transfer tax or other governmental charge payable in connection therewith. (Indenture, Section 3.05)

BOND RATING

  Standard & Poor's Corporation ("Standard & Poor's") has assigned a preliminary rating of "AAA" to the Bonds. The "AAA" rating by Standard & Poor's is the highest of ten ratings that Standard & Poor's assigns and indicates that, in the judgment of Standard & Poor's, the Bonds have an extremely strong capacity to pay interest and to repay principal.

  The preliminary rating assigned by Standard & Poor's will be finalized only after a review of the security package securing each series of Bonds for conformity with the terms and conditions established under the Indenture. Standard & Poor's has indicated that if, in their judgment, a security package conforms to the requirements of the Indenture, the preliminary aspect of the rating will be eliminated with respect to the series of Bonds to which such security package relates.

  A Standard & Poor's rating is not a recommendation to buy, sell or hold the Bonds and is subject to revision or withdrawal at any time by the rating organization. An investor may obtain further details with respect to this rating from Standard & Poor's.

PAYMENTS OF INTEREST

  The Bonds of each series will bear interest, payable semiannually on the dates and at the rates specified in the Prospectus Supplement for that series. Interest on the Bonds accrued through the last day of the second month preceding the applicable interest payment date will be payable to the persons in whose names the Bonds are registered in the Bond Register at the close of business on the last day of the second month preceding the month in which the interest payment date occurs. Interest on the outstanding principal of the Bonds at maturity will be paid through the last day immediately preceding maturity.

REDEMPTION FUND

  The Redemption Fund for each series of Bonds will consist of all payments on the underlying Mortgage Certificates including principal prepayments of such Mortgage Certificates resulting from principal prepayments with respect to, and proceeds on liquidation of the underlying mortgage loans, remaining after deducting amounts paid or payable in respect of interest on such Mortgage Certificates or representing a repayment of principal to the extent that the aggregate principal amount of such Mortgage Certificates exceeds the aggregate principal amount of the Bonds of the series. The Redemption Fund will also include an amount equal to the amount by which the aggregate principal amount of the Bonds of such series initially exceeds the value of such Mortgage Certificates as of the date of assignment of such Mortgage Certificates to the Trustee. A portion of the funds deposited in the Redemption Fund for a series may be allocated to redemptions at the option of Bondholders, including redemptions on behalf of deceased Bondholders. Funds available in the Redemption Fund (net of such funds allocated to redemptions at the option of Bondholders) will be allocated to mandatory redemption of such series. (See "Mandatory Redemption of Bonds.")

REDEMPTION PRICE FOR BONDS

  The redemption price for Bonds is 100% of the unpaid principal amount thereof. In addition, interest accrued through the day immediately preceding the applicable redemption date will be paid on the redeemed Bonds. Partial redemptions of a Bond will not be made except in multiples of $1,000 in principal amount.

REDEMPTION AT OPTION OF BONDHOLDERS1<F3>

  On the 1st day of each month commencing with the second calendar month following the month in which the Bonds of any series are originally issued, the Issuer will make redemptions of Bonds of that series presented for redemption in the order of priority described below but only to the extent funds are available in the Redemption Fund for that series determined as of a specified date. Subject to this limitation, on each such redemption date and with respect to each series (i) first up to $10,000 principal amount of Bonds presented by the personal representative, surviving joint tenant or tenant by the entirety of deceased holders will be redeemed in the order of their receipt by the Trustee,
(ii) then, up to $10,000 principal amount of Bonds presented by others will be redeemed in the order of their receipt by the Trustee, (iii) then Bonds presented on behalf of deceased holders in excess of $10,000 principal amount will be redeemed in order of receipt by the Trustee and (iv) Bonds presented by holders other than deceased holders in excess of the $10,000 limitation will be redeemed in the order of their receipt by the Trustee.

PROCEDURE FOR PRESENTATION

  Bonds may be presented for redemption by delivery to the Trustee of: (i) the Bonds to be redeemed, (ii) a written request for redemption in form satisfactory to the Trustee and signed by the holder or duly authorized representative (with appropriate evidence of authority) and (iii) in the case of a request on behalf of a deceased Bondholder, appropriate evidence of death and authority and any requisite tax waivers. Only Bonds presented prior to the last day of the second month preceding that in which a redemption date occurs will be eligible for redemption on such date. All bonds presented for redemption will be held by the Trustee until the Issuer is able to redeem them, unless withdrawn by written request actually received by the Trustee on or before the last day of the second month preceding that in which they would otherwise have been redeemed. Bonds presented for redemption will continue to bear interest through the last day preceding the date on which such Bonds are redeemed. The Trustee may establish such procedures as it may deem fair and equitable in order to determine the order of receipt of Bonds received by it on the same day and any such determination shall be conclusive. (Indenture, Sections 12.02, 12.03 and 12.04) No redemptions will be made if the Bonds have been declared due and payable prior to maturity by reason of an event of default.

MANDATORY REDEMPTION OF BONDS

Commencing in the thirteenth month following the original issuance of a series of Bonds or commencing at such time as the aggregate balance in the Redemption Fund for such series of Bonds reaches $100,000 (which such Redemption Fund shall include, as of the date of assignment to the Trustee of Mortgage Certificates, the amount, if any, by which the aggregate value of such Mortgage Certificates is less than the aggregate principal amount of such series of Bonds), whichever first occurs, Bonds of such series will be redeemed on the 1st day of each month to the extent of funds available in the Redemption Fund for that series as of a specified date in the month preceding such redemption date, after giving effect to redemptions at the option of Bondholders to be made on such date, provided that prior to such twelfth month such redemptions may be made at the option of the Bondholders as described above. The Bonds called for redemption will be selected by lot by the Trustee as provided in the Indenture. See "Redemption at Option of Bondholders.'' The Issuer will establish and maintain with the Trustee for each series of Bonds during the period prior to the commencement of mandatory redemption an interest reserve fund in cash or secured by an appropriate letter of credit in an amount equal to (i) 81/3% of an amount equal to a percentage of the outstanding aggregate principal amount of such series of Bonds, which percentage is equal to the stated annual interest rate on such series of Bonds, plus (ii) an amount equal to a percentage of $100,000 equal to the stated annual interest rate on such series of Bonds less 3%. Such interest reserve fund will be used by the Trustee to pay interest on Bonds of a series at maturity or upon redemption for the 30 days immediately preceding the maturity date or Redemption Date of such Bonds and to make interest payments on the Bonds of such series during such period if the income realized from the investment of prepayments on the pledged Mortgage Certificates is less than the interest due on a corresponding amount of the Bonds of such series prior to the redemption thereof. Following commencement of mandatory redemption of the Bonds of each series, the remaining balance for such series described in clause (ii) above shall be paid to the Issuer.

1<F3>For this purpose, a Bond held by tenants by the entirety, joint tenants or tenants in common is considered to be held by a single holder.

REDEMPTION AT OPTION OF ISSUER

  In addition to the optional redemptions during the eleven months following the original issuance of any series of Bonds as described above, the Issuer may redeem all, but not less than all of the outstanding Bonds of any series at any time when the aggregate principal amount of the Bonds of such series is less than 10% of aggregate principal amount of the Bonds of such series originally issued. (Indenture, Section 12.05) The Issuer may also at its option redeem all, but not less than all, of the Bonds of any series, without premium, after the third anniversary of the original issuance thereof. (Indenture, Section 12.05)

NO LISTING OF BONDS

  The Issuer does not intend to apply for the listing of the Bonds on any exchange or on the Nasdaq National Market.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of certain of the anticipated Federal income tax consequences of the purchase, ownership and disposition of the Bonds, and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. This discussion is limited to investors who will hold the Bonds as "capital assets" (generally property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with Federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules. Investors should consult their own tax advisors in determining the Federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of Bonds.

  The Issuer has been advised by its counsel that, although there are no regulations, published rulings or judicial decisions involving the characterization for Federal income tax purposes of securities with provisions substantially the same as the Bonds, in its opinion the Bonds will be treated for Federal income tax purposes as indebtedness of the Issuer and not as an ownership interest in the Security Package, or an equity interest in the Issuer or in a separate association taxable as a corporation and interest paid or accrued on the Bonds will be treated as ordinary income to the Bondholder and principal payments on the Bonds will be treated as a return of capital to the extent of the Bondholder's basis therein.

                              THE SECURITY PACKAGE

GENERAL

  Each series of Bonds shall be secured by Mortgage Certificates in an aggregate principal amount equal to or greater than the aggregate principal amount of the Bonds of such series less $100,000 plus a cash deposit equal to any excess of the aggregate principal amount of the Bonds of such series over the aggregate principal amount of such Mortgage Certificates, and the aggregate amount of interest payable with respect thereto, the investment income on such interest, and any amount held by the Trustee in an interest reserve fund for such series shall be equal to or greater than the aggregate amount of interest payable on the Bonds of such series. (See "Valuation of Mortgage Certificates.'') The Mortgage Certificates will consist of (i) GNMA Certificates, (ii) FNMA Certificates, or (iii) a combination of GNMA and FNMA Certificates as more fully described below, which may be originally issued or purchased on the open market and which will be pledged to the Trustee. The Security Package for each series of Bonds will serve as collateral only for that series of Bonds.

GNMA CERTIFICATES

  The GNMA Certificates are fully "modified pass-through" mortgage-backed certificates issued by various Servicers. The full and timely payment of principal of, and interest on, the GNMA Certificates is guaranteed by GNMA, which obligation is supported by the full faith and credit of the United States. (See "GNMA"). The GNMA Certificates are backed by a pool of FHA Loans or VA Loans, and provide for the payment to the registered holder of the GNMA Certificates, of monthly payments of principal and interest, plus pass-through payments to such holder of prepayments of principal and liquidation proceeds of the mortgage loans.

  All of the GNMA Certificates securing each series of Bonds will have maturities of not more than 35 years.

  The Issuer expects that interest and principal payments on the FHA Loans and VA Loans backing each GNMA Certificate will be the source of funds for payments due on the GNMA Certificates. To the extent GNMA Certificates secure a series of Bonds, the Issuer anticipates that payments on the GNMA Certificates will be the source of funds for payments of interest and principal due on the Bonds of that series. Each GNMA issuer is required to advance its own funds in order to make timely payment of all amounts due on the GNMA Certificates purchased from it even if the payments received by such GNMA issuer on the FHA Loans or VA Loans backing such GNMA Certificates are less than the amounts due on the GNMA Certificates. If the GNMA issuer is unable to make payments on the GNMA Certificates as they become due, it must promptly notify GNMA and request GNMA to make such payments and, upon such notification and request, GNMA will make such payments directly to the registered holder of the GNMA Certificates. In the event no payment is made by the GNMA issuer and the GNMA issuer fails to so notify GNMA and to request GNMA to make such payment, the holder of the GNMA Certificate has recourse only against GNMA to obtain such payments.

  Regular monthly installment payments on a GNMA Certificate consist of interest due as specified on the GNMA Certificate plus the scheduled principal payment on the FHA Loans and VA Loans backing such GNMA Certificate due on the first day of the month in which the scheduled monthly installment on the GNMA Certificate is due. Such regular monthly installments on the GNMA Certificate will be paid to the registered holder thereof by the 15th day of each month. Principal payments on a GNMA Certificate will be adjusted to reflect any principal prepayments on the FHA Loans or VA Loans backing such GNMA Certificate or any other early recovery of principal on such FHA Loans or VA Loans that have been passed through to the Trustee as the registered holder of the GNMA Certificate.

  The interest rate on each GNMA Certificate included in a Security Package securing a series of Bonds will be determined in accordance with GNMA regulations. The interest rate on each certificate will depend upon the mix of VA Loans and FHA Loans backing the GNMA Certificate and further will depend upon the mix of loans secured by single-family residences, the acquisition of which are financed in a single transaction.

GNMA

  GNMA is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development. Section 306(g) of Title III of the National Housing Act of 1934, as amended (the "Housing Act"), authorizes GNMA to guarantee the timely payment of the principal of, and interest on, certificates which are based on and backed by a pool of loans insured by the FHA under the Housing Act, or Title V of the Housing Act of 1949 or guaranteed by the VA under the Servicemen's Readjustment Act of 1944, as amended, or Chapter 37 of Title 38, United States Code.

  Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty under this subsection.'' An opinion, dated December 9, 1969, of an Assistant Attorney General of the United States, states that such guarantees under Section 306(g) of mortgage-backed certificates of the type to be assigned to the Trustee as security for the Bonds are authorized to be made by GNMA and "would constitute general obligations of the United States backed by its full faith and credit."

  GNMA will have approved the issuance of GNMA Certificates in accordance with one or more guaranty agreements (the "Guaranty Agreement") between GNMA and each of the GNMA issuers. The standard Guaranty Agreement provides that in the event of default by the GNMA issuer, including (i) the failure by the GNMA issuer to make a payment of principal or interest on the GNMA Certificates or the advance by GNMA of funds for such purpose, (ii) insolvency of the GNMA issuer, or (iii) default by the GNMA issuer under any other Guaranty Agreement between the GNMA issuer and GNMA, GNMA shall have the right, by letter to the GNMA issuer, to effect the complete extinguishment of the GNMA issuer's interest in the pool of FHA Loans or VA Loans backing the GNMA Certificates and the VA Loans or FHA Loans shall become the absolute property of GNMA, subject only to the unsatisfied rights of the holders of the GNMA Certificates. In such event, the Guaranty Agreement provides that on and after the time GNMA directs such a letter of extinguishment to the GNMA issuer, GNMA shall be the successor in all respects to the GNMA issuer in its capacity under the Guaranty Agreement, and shall be subject to all responsibilities, duties and liabilities theretofore placed on the GNMA issuer by the terms and provisions of the Guaranty Agreement, provided that at any time GNMA may enter into an agreement with any other eligible issuer of GNMA Certificates under which the latter undertakes and agrees to assume all or any part of such responsibilities, duties and liabilities placed on the GNMA issuer, and provided that no such agreement shall detract from the responsibilities, duties and liabilities of GNMA as guarantor of the GNMA Certificates or otherwise adversely affect the rights of the holders thereof to principal and interest payments on the GNMA Certificates.

FNMA CERTIFICATES

  Each FNMA Certificate represents a fractional undivided interest in a pool of mortgage loans formed by FNMA with original terms to maturity of between 15 and 30 years. Each pool consists of mortgage loans of one of the following types:
(i) fixed rate level installment conventional mortgage loans, (ii) fixed rate level installment mortgage loans that are insured by FHA or guaranteed by VA, or
(iii) fixed rate conventional growing equity mortgage loans that provide for scheduled annual increased payments, with the full amount of the increase applied to principal. The FNMA Certificates securing the Bonds will consist of types (i) and (ii). Each mortgage will be secured by a first lien on one to four family owner-occupied residential property.

  The Issuer expects that interest and principal payments on the mortgage loans backing each FNMA Certificate will be the source of funds for payments due on the FNMA Certificates. To the extent FNMA Certificates secure a series of Bonds, the Issuer expects that payments on the FNMA Certificates will be the source of funds for payments of interest and principal due on the Bonds of that series. FNMA guarantees to each registered holder of a FNMA Certificate that it will distribute amounts representing scheduled principal and interest (at the rate provided for by such FNMA Certificate) on the mortgage loans in the pool represented by such FNMA Certificate, whether or not received, and the full principal amount of any foreclosed or other finally liquidated mortgage loan, whether or not such principal amount is actually received. The obligations of FNMA under its guarantees are obligations solely of FNMA and are not backed by, nor entitled to, the full faith and credit of the United States. If FNMA were unable to satisfy such obligations, distributions to holders of FNMA Certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, delinquencies and defaults would affect monthly distributions to holders of FNMA Certificates and could adversely affect the payments on the Bonds.

  Distributions of principal and interest on each FNMA Certificate will be made by FNMA on the 25th day of each month to the persons in whose name the FNMA Certificate is registered as of the close of business on the last day of the preceding month. Distributions will be made by check mailed to the address of the holder of record.

  Regular monthly installment payments on each FNMA Certificate will be comprised of interest due as specified in such FNMA Certificate plus the scheduled principal payments on the mortgage loans underlying such FNMA Certificate due during the period beginning on the second day of the month prior to the month in which the scheduled monthly installment on the FNMA Certificate is due and ending on the first day of such month in which the scheduled monthly installment on the FNMA Certificate is due. Such regular monthly installments on each FNMA Certificate will be distributed to the holder of record on the 25th day of each month. Any principal prepayments on the mortgage loans underlying any FNMA Certificate or any other early recovery of principal on such mortgage loans will be passed through to the holder of record of such FNMA Certificate on the 25th day of the second month next following such prepayment or recovery and a portion of such amounts will be used to redeem Bonds on the next succeeding Redemption Date.

FNMA

  FNMA is a federally chartered and privately owned corporation organized and existing under the Federal National Mortgage Association Charter Act (12 U.S.C. Section1716 et seq.) (the "Charter Act"). It is the nation's largest supplier of residential mortgage funds, with a portfolio of $220.5 billion of mortgage loans as of December 31, 1994. FNMA was originally established in 1938 as a United States government agency to provide supplemental liquidity to the mortgage market and was transformed into a stockholder-owned and privately managed corporation by legislation enacted in 1968. The Secretary of Housing and Urban Development exercises general regulatory power over FNMA.

  FNMA provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. FNMA acquires funds to purchase home mortgage loans from many capital market investors that may not ordinarily invest in mortgages, thereby expanding the total amount of funds available for housing. Operating nationwide, FNMA helps to redistribute mortgage funds from capital-surplus to capital-short areas.

  Section 304(d) of the Charter Act authorizes FNMA to set aside any mortgages held by it and, upon approval of the Secretary of the Treasury, to issue and sell securities based upon the mortgages set aside.

VALUATION OF MORTGAGE CERTIFICATES

  Each Mortgage Certificate securing a series of Bonds which bears interest at an annual rate equal to or exceeding the rate of interest borne by the Bonds of such series will be valued at its unpaid principal amount. Each Mortgage Certificate bearing interest at a lesser rate will be valued at a fraction of its unpaid principal amount, the numerator of which fraction shall be the interest borne by such Mortgage Certificate and the denominator of which shall be the interest rate borne by the Bonds of the series which it secures.2<F4> (Indenture, Section 1.10)

THE UNDERLYING MORTGAGE LOANS; PREPAYMENT CONSIDERATIONS

  The mortgage loans backing the Mortgage Certificates will consist of FHA Loans, VA Loans, and conventional residential mortgages. The rate of prepayment of the mortgage loans backing the Mortgage Certificates will affect the availability of funds for redemption of the Bonds of a series. Prepayments on the underlying mortgage loans may result from fluctuations in interest rates, enforcement of due on sale clauses and other factors. Thus, while some of the underlying mortgage loans will probably remain outstanding until scheduled maturity, this will not always be the case with the result that a substantial portion of such Mortgage Certificates may be prepaid before maturity, since prepayments on the mortgage loans backing a pledged Mortgage Certificate will be passed through as a prepayment to the Trustee as the registered holder of such Mortgage Certificate.

  Publications of the Actuarial Division of the Department of Housing and Urban Development relating to FHA- insured single-family mortgage loans at various interest rates with scheduled maturities of 26 to 30 years, all of which permit assumption by the new buyer if the home is sold (as do VA Loans), indicate that, while some of such mortgage loans remain outstanding until scheduled maturity, a pool of 30-year insured single-family mortgage loans will include a substantial number of individual mortgage loans which will prepay in whole or in part. Prepayments, in whole or in part, on the mortgage loans backing a pledged Mortgage Certificate will be passed through to the Trustee as a prepayment on such Mortgage Certificate, and all or a portion of such prepayment will be applied to redeem Bonds. Accordingly, if the prepayment experience on the mortgage loans backing the Mortgage Certificates securing a series of Bonds conforms to the general experience described above, a substantial portion of the Mortgage Certificates will be prepaid prior to their scheduled maturity, in turn increasing the rate at which Bonds of such series will be redeemed.

2<F4>Any interest payments on a Mortgage Certificate in excess of the aggregate interest payments due on that amount of the Bonds of such series which such Mortgage Certificate secures will be paid to the Issuer semiannually. Any payments of principal on such Mortgage Certificate representing amounts in excess of the aggregate principal amount of the Bonds of the series secured by such Mortgage Certificate will be paid to the Issuer annually. Prior to any of the above payments to the Issuer, the Issuer must satisfy the Trustee that all state and federal income taxes then due and payable by the Issuer have been paid. At any time after one year from the date on which the Bonds of a series are originally issued, the Trustee shall at the request of the Issuer release from the lien of the Indenture and deliver to the Issuer an amount of Mortgage Certificates securing such series equal to any excess of the aggregate value of the Mortgage Certificates securing the Bonds of such series over the outstanding principal amount of the Bonds of such series. The amounts paid to the Issuer as provided above and the amount of any proceeds received by the Issuer with respect to the Mortgage Certificates released from the lien of the Indenture will be used by the Issuer to pay underwriting and management fees and other expenses and any excess may be distributed to its shareholders.

  There is no assurance that prepayments on the mortgage loans backing the Mortgage Certificates for any series of Bonds will conform to such FHA prepayment experience. Based upon published information, the rate of prepayments on 30-year single-family loans has fluctuated significantly in recent years. Principal prepayments on mortgage loans may be influenced by a variety of economic, geographic, social and other factors. The Issuer believes that in a fluctuating interest rate environment the predominant factor affecting the prepayment rate on a large, geographically diverse group of mortgages underwritten on a consistent basis is the difference between the interest rates on the mortgages (giving consideration to the cost of any secondary financing) and prevailing mortgage rates. During periods when interest rates generally are higher than the interest rate paid on a series of Bonds, greater numbers of holders may be expected to request redemption of their Bonds in order to take advantage of the higher interest rates obtainable elsewhere. There may, however, be a concurrent reduction in the rate of prepayments on the mortgage loans backing the Mortgage Certificates and, consequently, of the Mortgage Certificates. Other factors affecting prepayment of mortgages include the inclusion of enforceable "due-on-sale" provisions in many conventional mortgage loans, changes in mortgagors' housing needs, job transfers and unemployment.

  Further, there are substantial differences between the composition of the mortgage portfolio on which the prepayment statistics of the FHA were based and the composition of the mortgage portfolio underlying the Mortgage Certificates securing a series of Bonds. The FHA statistics are based on mortgage loans which
(i) are insured by the FHA or partially guaranteed by the VA, (ii) are assumable by a purchaser of the underlying property, (iii) are secured by properties located throughout the United States, (iv) have scheduled maturities of 30 years, (v) are secured by single-family residences and (vi) bear rates of interest which are generally lower than the rates at which mortgage loans have been originated during recent years. By contrast, the mortgage loans underlying the Mortgage Certificates may have different payment terms, may have shorter or longer scheduled maturities, may be secured by residences for one to four families or, with respect to GNMA Certificates, may be secured by residences for a greater number of families, may be located in a narrower geographic region and may bear interest rates which may vary significantly from the mortgage loans upon which the FHA statistics were based. With regard to the FNMA Certificates, the underlying mortgage loans are uninsured by any government agency or instrumentality and may contain "due-on-sale" clauses which provide that in the event of the sale of all or some of the underlying property the full unpaid principal balance of the mortgage loan is due and payable at the option of the holder. In such an event and if acceleration is permitted under applicable law, FNMA requires the servicer of the mortgage loan to accelerate the maturity of the mortgage loan upon sale or transfer of the property securing the mortgage. The existence of enforceable "due-on-sale" clauses in mortgage loans may increase the prepayment rate of such mortgage loans. No comparable statistics are available with respect to prepayment experience relating to such other types of mortgage loans. In addition, there is no assurance that the economic and other factors existing during the period when the FHA statistics were compiled are applicable today or will be applicable in the future.

  In general, amortization of the principal of mortgage loans will be minimal in the early years of the loans and will increase during the later years. As a result, payments on Mortgage Certificates in the early years of the terms of such Mortgage Certificates will consist of very small amounts of principal amortization and, in the absence of prepayments of the underlying mortgage loans or the payment of proceeds on the liquidation or purchase of such mortgage loans, the Redemption Fund will be smaller during the early years of the terms of the Bonds and larger during the later years.

                                 THE INDENTURE

EVENTS OF DEFAULT

  An Event of Default with respect to any series of Bonds is defined in the Indenture as: default for 30 days in the payment of interest on any Bond of such series; default in the payment of principal of any Bond of such series; failure to effect any redemption of Bonds of such series required by the Indenture; and default in the performance of any other covenant in the Indenture and the continuation of such default for a period of 60 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% of the Bonds then outstanding; or certain events of bankruptcy, insolvency, receivership or reorganization of the Issuer. In case an Event of Default with respect to any series of Bonds should occur and be continuing, the Trustee or the holders of at least 25% in principal amount of the Bonds of such series then outstanding may declare the principal of the Bonds of such series to be due and payable. Such declaration may under certain circumstances be rescinded by the holders of a majority in principal amount of the Bonds of such series then outstanding. (Indenture, Sections 6.01 and 6.02)

  Without the consent of the holders of all of the outstanding Bonds of a series, the Trustee is prohibited from liquidating the Security Package for that series unless the proceeds on liquidation would be sufficient to pay the principal amount of and accrued interest on the outstanding Bonds of that series. In addition, if, following an Event of Default, the Bonds of any series have been declared to be due and payable, the Trustee may, in its discretion, refrain from liquidating the Security Package for such series if such Security Package is continuing to provide sufficient funds for the payment of principal of, and interest on, the Bonds of such series as such principal and interest would have come due if there had not been such a declaration. (Indenture, Sections 6.04 and 6.05)

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Bondholders, unless such Bondholders shall have offered to the Trustee reasonable security or indemnity. (Indenture, Section 7.03) Subject to such provisions for indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Bonds of a series shall have the right to direct the time, method and place of conducting any proceeding or any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; and the holders of a majority in principal amount of the outstanding Bonds of a series may, in certain cases, waive any default except a default in payment of principal of, or interest on, the Bonds of such series. (Indenture, Sections 6.14 and 6.15)

STATEMENT AS TO COMPLIANCE

  The Issuer will be required to file annually with the Trustee a written statement as to fulfillment of its obligations under the Indenture. (Indenture, Section 11.08) Failure to file such a statement, or filing of a false and/or misleading statement would constitute an Event of Default if not corrected during a period of 60 days after notice to the Issuer by the Trustee or notice to the Issuer and the Trustee by the holders of at least 25% in principal amount of outstanding Bonds.

MODIFICATION OF INDENTURE

  With the consent of the holders of not less than a majority in principal amount of the Bonds outstanding under the Indenture or of the outstanding Bonds of a series, the Trustee and the Issuer may execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to all of the Bonds or of Bonds of that series, as the case may be, or modify in any manner the rights of the holders of all of the Bonds or of Bonds of that series, as the case may be, provided that, without the consent of the holder of each outstanding Bond affected, no such supplemental indenture shall (a) change the maturity of the principal of, or interest on, any Bond, or reduce the principal amount thereof or the rate of interest thereon,
(b) adversely affect the rights of Bondholders with respect to prepayments of principal or redemption of Bonds, (c) reduce the percentage of Bondholders whose consent is required for the authorization of any supplemental indenture or for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or their consequences or (d) modify any of the provisions of the Indenture with respect to supplemental indentures with the consent of Bondholders, except to increase the percentage of Bondholders whose consent is required for any such action or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holders of each outstanding Bond affected thereby. (Indenture, Section 10.02)

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Indenture will be discharged upon the cancellation of all of the Bonds or, with certain limitations, upon deposit with the Trustee of funds sufficient for the payment or redemption thereof. (Indenture, Section 5.01)

THE TRUSTEE

  M&I First National Bank, 321 North Main Street, West Bend, Wisconsin 53095, will be the Trustee for the Bonds. M&I First National Bank performs general banking services for the Issuer and its affiliates, including making loans to The Ziegler Company, Inc. and certain of its subsidiaries, including the Issuer.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
  The directors and executive officers of the Issuer are as follows:

  Eugene H. Rudnicki  .   President and Director (since December, 1985)(1)<F5>
  James G. Pouros .....   Director (since December, 1992)(2)<F6>
  Jeffrey C. Vredenbregt  Vice President (since December, 1992)(3)<F7>
  Lynn R. Van Horn  ...   Treasurer (since December, 1985) and Secretary
(since May, 1985)(4)<F8>

(1)<F5>Mr. Rudnicki, age 60, has also been since 1980, Senior Vice President - Acquisitions of B.C. Ziegler and Company. Previously Mr. Rudnicki was a Vice President of B.C. Ziegler and Company.
(2)<F6>Mr. Pouros, age 50, has also been since 1979, a member of the law firm of O'Meara, Eckert, Pouros & Gonring.
(3)<F7>Mr. Vredenbregt, age 41, has also been since 1993, Vice President of B.C. Ziegler and Company, and has been Assistant Treasurer and Controller of B.C. Ziegler and Company since May 18, 1987.
(4)<F8>Mr. Van Horn, age 42, has also been Senior Vice President - Finance of B.C. Ziegler and Company since 1990. From 1985 to 1990 Mr.Van Horn was Vice President - Finance of B.C. Ziegler and Company.

THE MANAGER

  The Manager is B.C. Ziegler and Company, a wholly-owned subsidiary of ZCI. ZCI owns fifty percent of the Issuer's outstanding common stock.

THE MANAGEMENT AGREEMENT

  The Issuer and B.C. Ziegler and Company are parties to a Management
Agreement, for management and administrative services with respect to the operations of the Issuer. Although the term of the Management Agreement expired on January 1, 1995, a one year automatic extension was agreed upon. Successive extensions, each for one year only, will be made automatically unless any party shall deliver a written notice of termination to the other party at least 60 days prior to the end of the renewal period. If such a termination notice shall be so delivered, the Issuer will be required promptly to negotiate and enter into acceptable arrangements with a successor manager on such terms as are then commercially reasonable, but until a successor manager assumes the duties of the Manager, the Manager will continue to serve as such under the Management Agreement as in effect on the date of the termination notice. The Management Agreement is nonassignable except by consent of the Issuer and the Manager. The Management Agreement, or any extension thereof, may be terminated by the Issuer, on 60 days' written notice, by a majority of the directors of the Issuer or by vote of the holders of a majority of the outstanding shares of common stock of the Issuer. No notice of termination has been delivered by either party. Except as stated above, the Manager shall not have the right to terminate the Management Agreement during any period in which there are any Bonds outstanding under the Indenture.

  The Manager will at all times be subject to the supervision of the Board of Directors of the Issuer and will have only such functions and authority as the Issuer may delegate to it as the Issuer's agent. It is anticipated that the Manager will be responsible for the accountings required under the Indenture; will direct the Trustee as to the investment in Eligible Investments of amounts at any time held by the Trustee; will be responsible for the day-to-day operations of the Issuer; will serve as the Issuer's consultant in connection with policy decisions to be made by the Board of Directors; and will perform such other activities relating to the assets of the Issuer as may be appropriate. The Manager will provide the executive and administrative personnel, office space and services required in rendering such services to the Issuer. The Management Agreement provides that directors, officers, employees, agents or affiliates of the Manager may serve as directors, officers, employees, agents, nominees and signatories for the Issuer.

MANAGEMENT FEE

  The Management Agreement provides that after payment of the Underwriting Fee and expenses of the Issuer with respect to a series of Bonds, the Manager is entitled to receive a semiannual management fee (the "Management Fee") equal to
 .375% of the aggregate outstanding principal amount of Bonds on the last day of the month preceding each Semiannual Payment Date (the date on which semiannual interest payments are made) for the Bonds. The Management Fee is payable on each Semiannual Payment Date only if funds are available therefor.

EXPENSES

  Pursuant to the Management Agreement, the Manager pays employment expenses of its personnel; rent and other office expenses (except those relating to a separate office, if any, maintained by the Issuer); and travel and miscellaneous administrative expenses of the Manager. The Issuer will be required to pay all of its expenses, namely: (a) the cost of borrowed money, (b) all taxes applicable to the Issuer, (c) legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of the Issuer's securities (except as otherwise agreed with respect to legal and registration expenses relating to any series of Bonds), (d) fees and expenses paid to the Trustee or to any advisers, consultants, managers, including the Manager, and other agents employed directly by the Issuer, (e) expenses relating to the acquisition of the Security Packages, including but not limited to legal fees and other expenses of professional services, (f) the expenses of modifying or dissolving the Issuer, (g) all insurance costs incurred in connection with the Issuer, (h) expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to holders of securities of the Issuer, (i) expenses relating to communications to holders of securities of the Issuer and of complying with the reporting and other requirements of governmental bodies or agencies, including the cost of printing and mailing certificates for securities and notices and reports to holders of the Issuer's securities, (j) transfer agent's and registrar's fees and charges, (k) expenses paid to directors and officers of the Issuer and the cost of officer and director liability insurance,
(l) legal, accounting and auditing fees and expenses, and (m) expenses relating to any office or office facilities maintained by the Issuer separate from the office of the Manager.

LIMITS OF MANAGER'S RESPONSIBILITY

  Pursuant to the Management Agreement, the Manager will not assume responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of the Issuer in following or declining to follow any advice or recommendations of the Manager, but the Manager shall nevertheless remain responsible for its own actions as stated above. The Manager, its directors, officers, shareholders and employees will not be liable to the Issuer, the Issuer's shareholders or others, except by reason of negligence. The Issuer has agreed to indemnify the Manager and its affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature in respect of acts or omissions performed or omitted by the Manager in good faith and in accordance with the standard set forth in the Management Agreement.

  The foregoing description of the Management Agreement does not purport to be complete but contains a summary of the material provisions thereof. Reference is made to a copy of the Management Agreement filed as an exhibit to the Registration Statement and the foregoing summary is qualified in its entirety by such reference.

                              PLAN OF DISTRIBUTION

  The Issuer will sell the Bonds offered hereby through B.C. Ziegler and Company (the "Underwriter"). The Underwriter also acts as Manager for the Issuer and is a wholly-owned subsidiary of ZCI which owns 50% of the issued and outstanding common stock of the Issuer. The Underwriter owns 15,000 shares of the Issuer's preferred stock. (See "Ziegler Mortgage Securities, Inc. II - The Issuer").

  The Prospectus Supplement with respect to each Series of Bonds will set forth the terms of the offering of such Series of Bonds including the proceeds to, and their intended use by, the Issuer, and either the initial public offering price, the discount to the Underwriter and any discounts or concessions allowed or reallowed to certain dealers, or the method by which the price at which the Underwriter will sell the Bonds will be determined.

  The Underwriter will be obligated to purchase all of the Bonds of the Series described in the Prospectus Supplement with respect to such Series if any of such Bonds are purchased. The Bonds may be acquired by the Underwriter for its own account and may be resold from time to time in one or more transactions, including negotiated transactions at a final public offering price or at varying prices determined at the time of sale.

  The place and time of delivery for each Series of Bonds in respect of which this Prospectus is delivered will be set forth in the related Prospectus Supplement.

                                      ZCI

  ZCI is a holding company which, in addition to owning one-half of the common stock of the Issuer, owns five subsidiary companies, four of which are engaged in financially oriented businesses. One of these subsidiaries is B.C. Ziegler and Company which is acting as a Manager for the Issuer and is the Underwriter for the Bonds.

                                    EXPERTS

  The Issuer's Form 10-K incorporated by reference in this Prospectus and in the Registration Statement has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                REINVESTMENT OF INTEREST AND PRINCIPAL PAYMENTS

  Bondholders meeting certain requirements may elect to have interest and/or principal payments from the Issuer automatically invested in shares of any of the portfolios of Principal Preservation Portfolios, Inc. (the "Fund"), a mutual fund sponsored by the Underwriter. For Bondholders electing this option, the Trustee will transfer payments from the Issuer on the payment date to the Fund for the purchase of shares in the Fund at the then current net asset value, without sales charge. For further information concerning this option, and a Fund Prospectus, which should be read carefully prior to making any decision whether to elect this option, contact your Ziegler sales representative or the Underwriter at 215 North Main Street, West Bend, WI 53095; telephone 414/334-5521.

                             ADDITIONAL INFORMATION

  Copies of the Registration Statement of which this Prospectus forms a part and the exhibits thereto are on file at the offices of the Securities and Exchange Commission in Washington, D.C., may be obtained at rates prescribed by the Commission upon request to the Commission and may be inspected, without charge, at the offices of the Commission.